NEWS RELEASE

Coeur Reports Fourth Quarter and Full-Year 2018 Production and Sales Results
Chicago, Illinois - January 14, 2019 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE: CDE) today announced fourth quarter 2018 production of 3.5 million ounces of silver, 99,460 ounces of gold, 3.1 million pounds of zinc and 1.7 million pounds of lead, or 9.8 million silver equivalent1 ounces (12.2 million ounces based on average spot prices during the fourth quarter).2 Silver and gold production during the fourth quarter increased 19% and 12%, respectively, compared to the prior quarter. Strong results were driven by increased production from Palmarejo and Rochester as well as significantly higher production from Kensington.
Full-year 2018 production included 12.9 million ounces of silver, 367,728 ounces of gold, 6.8 million pounds of zinc and 3.9 million pounds of lead, or 35.6 million silver equivalent1 ounces (43.4 million ounces based on average spot prices for the year).2 Silver production increased 8% during 2018 driven by strong performance at Palmarejo and Rochester. Gold production decreased 4% over the same period as positive results from Palmarejo and Rochester were outweighed by lower production at Wharf.
Metal sales for the fourth quarter totaled 3.1 million ounces of silver, 87,514 ounces of gold, 2.6 million pounds of zinc and 1.4 million pounds of lead, or 8.5 million silver equivalent1 ounces (10.7 million ounces based on average spot prices during the quarter).2 Full-year 2018 metal sales totaled 12.4 million ounces of silver, 358,731 ounces of gold, 4.8 million pounds of zinc and 3.1 million pounds of lead, or 34.3 million silver equivalent1 ounces (41.9 million ounces based on average spot prices for the year).2 Metal sales reflect the impact of the bankruptcy filing of Republic Metals Corp. ("RMC"), a U.S.-based precious metals refiner, that occurred in early November. Approximately 0.4 million ounces and 6,500 ounces of the Company's silver and gold, respectively, were affected by RMC's Chapter 11 filing.
The Company expects to issue full-year 2019 production and cost guidance in conjunction with the release of its fourth quarter and full-year 2018 financial results on February 20, 2019.

Quarterly Production Results

Note: On February 28, 2018, Coeur divested the San Bartolomé mine through the sale of its 100%-owned Bolivian subsidiary. As a result, San Bartolomé is excluded from consolidating operating statistics for all periods presented unless otherwise noted.

Operations
Fourth quarter and full-year 2018 production and sales highlights for each of Coeur's operations are provided below.
Palmarejo, Mexico

	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Tons milled	1,382,471	378,389	300,116	344,073	359,893	1,498,421	389,524
Average silver grade (oz/t)	6.49	5.96	6.26	6.86	6.88	5.62	6.92
Average gold grade (oz/t)	0.10	0.08	0.10	0.11	0.10	0.09	0.10
Average recovery rate – Ag	83.8%	84.0%	82.2%	87.5%	81.4%	86.0%	87.0%
Average recovery rate – Au	88.9%	97.6%	88.8%	89.9%	80.4%	90.0%	92.0%
Ounces Produced
Silver (000's)	7,516	1,893	1,544	2,066	2,013	7,242	2,346
Gold	122,722	31,239	27,885	33,702	29,896	121,569	37,537
Silver equivalent[1] (000's)	14,880	3,768	3,217	4,088	3,807	14,536	4,600
Silver equivalent[1] (average spot) (000's)	17,429	4,528	3,796	4,728	4,382	16,207	5,209
Ounces Sold
Silver (000's)	7,229	1,534	1,572	2,092	2,031	7,586	2,343
Gold	115,592	23,667	29,830	31,207	30,888	131,743	38,953
Silver equivalent[1] (000's)	14,165	2,955	3,362	3,964	3,884	15,491	4,681
Silver equivalent[1] (average spot) (000's)	16,566	3,530	3,981	4,557	4,479	17,301	5,313
Average realized price per silver ounce	$15.77	$14.57	$14.75	$16.49	$16.73	$16.96	$16.57
Average realized price per gold ounce	$1,140	$1,148	$1,082	$1,162	$1,168	$1,110	$1,139

•
Fourth quarter gold and silver production increased 12% and 23%, respectively, to 31,239 and 1.9 million ounces compared to the prior quarter. Silver equivalent[1] production was 3.8 million ounces (4.5 million ounces based on average spot prices during the fourth quarter), 17% higher compared to the third quarter. Year-over-year, gold and silver production increased 1% and 4%, respectively

•
Higher production during the quarter was driven largely by increased throughput as the Company processed ore that was initially scheduled to be processed in the third quarter. This contributed to a one-time increase in reported recoveries due to a reduction of in-circuit inventory; metallurgical recoveries were relatively flat during the quarter

•
Underground development at the La Nación deposit, located between the Independencia and Guadalupe underground mines, remains on-schedule. Production is expected to commence in the second half of 2019, providing anticipated additional mill feed to supplement existing ore sources

•
Approximately 23% of gold sales in the fourth quarter, or 5,458 ounces, were sold under Palmarejo's gold stream agreement at a price of $800 per ounce. For the full year, a total of 35,807 ounces of gold (31% of Palmarejo's gold sales), were sold under this agreement

Rochester, Nevada

	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Tons placed	16,169,807	3,674,566	4,061,082	4,083,028	4,351,131	16,440,270	4,171,451
Average silver grade (oz/t)	0.52	0.46	0.52	0.53	0.54	0.53	0.50
Average gold grade (oz/t)	0.004	0.004	0.004	0.004	0.003	0.003	0.003
Ounces Produced
Silver (000's)	5,038	1,466	1,290	1,125	1,157	4,714	1,361
Gold	54,388	15,926	14,702	12,273	11,487	51,051	18,995
Silver equivalent[1] (000's)	8,301	2,422	2,172	1,861	1,846	7,777	2,500
Silver equivalent[1] (average spot) (000's)	9,431	2,809	2,477	2,095	2,067	8,478	2,808
Ounces Sold
Silver (000's)	4,855	1,391	1,248	1,097	1,119	4,931	1,457
Gold	52,789	15,339	14,257	12,030	11,163	54,642	20,002
Silver equivalent[1] (000's)	8,022	2,310	2,104	1,819	1,789	8,210	2,658
Silver equivalent[1] (average spot) (000's)	9,118	2,683	2,400	2,048	2,004	8,961	2,983
Average realized price per silver ounce	$15.50	$14.53	$14.70	$16.47	$16.66	$16.98	$16.58
Average realized price per gold ounce	$1,261	$1,234	$1,204	$1,297	$1,331	$1,262	$1,279

•
Silver and gold production during the fourth quarter increased 14% and 8%, respectively, to 1.5 million and 15,926 ounces compared to the prior quarter. Silver equivalent[1] production during the period was 12% higher quarter-over-quarter at 2.4 million ounces (2.8 million ounces based on average spot prices during quarter)

•
For the full year, silver production was 5.0 million ounces while gold production was 54,388 ounces, both 7% higher than 2017, with silver equivalent[1] production totaling 8.3 million ounces (9.4 million ounces based on average spot prices)

•
Production was positively impacted by the continued strong performance of both the Stage IV and Stage III leach pads. These positive results outweighed the impact of lower crushing rates during the fourth quarter, which were anticipated following the decommissioning of the 15,000 ton per day ("tpd") in-pit crusher

•
Installation of an initial high-pressure grinding roll ("HPGR") unit remains on schedule and budget. The concrete foundation for the HPGR is complete and structural erection is scheduled for the end of January. Ore production utilizing the HPGR unit is anticipated to commence in the second quarter, with silver recoveries expected to increase beginning mid-year

•	Installation of the HPGR unit and a new secondary crusher is expected to result in higher production during the second half of the year compared to the first half

Wharf, South Dakota

	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Tons placed	4,923,774	1,644,168	1,127,391	1,075,820	1,076,395	4,560,441	1,124,785
Average gold grade (oz/t)	0.022	0.020	0.023	0.023	0.022	0.027	0.029
Ounces produced
Gold	76,840	16,960	19,437	22,507	17,936	95,372	27,292
Silver (000's)	51	13	13	13	12	64	16
Gold equivalent[1]	77,683	17,175	19,646	22,729	18,133	96,431	27,560
Ounces sold
Gold	75,572	15,306	19,874	23,053	17,339	98,237	28,975
Silver (000's)	48	11	12	14	11	74	16
Gold equivalent[1]	76,373	15,488	20,081	23,282	17,522	99,472	29,256
Average realized price per gold ounce	$1,267	$1,247	$1,198	$1,285	$1,341	$1,269	$1,278

•
Gold production declined 13% quarter-over-quarter to 16,960 ounces in the fourth quarter. This was primarily due to the placement of lower grade ore during the quarter as well as temporary percolation issues resulting in slower-than-anticipated recoveries

•	For the full year, gold production decreased 19% to 76,840 ounces as a result of unplanned weather-related downtime in the third quarter and timing of leach pad recoveries

•	Tons placed for the full year reached 4.9 million tons, up from 4.6 million in 2017 and 4.3 million in 2016

•	Production in 2019 is expected to return to levels comparable to prior quarters

Kensington, Alaska

	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Tons milled	661,731	166,310	167,964	168,751	158,706	668,727	167,631
Average gold grade (oz/t)	0.19	0.23	0.17	0.16	0.17	0.18	0.22
Average recovery rate	93.0%	93.0%	91.8%	92.6%	94.0%	93.5%	92.8%
Gold ounces produced	113,778	35,335	26,809	25,570	26,064	115,094	34,932
Gold ounces sold	114,778	33,202	25,648	28,165	27,763	125,982	35,634
Average realized price per gold ounce	$1,247	$1,246	$1,161	$1,269	$1,307	$1,226	$1,244

•	Commercial production at Jualin was declared on December 1, 2018. The figures shown in the table above include pre-commercial production

•
Fourth quarter gold production of 35,335 ounces represented a 32% increase quarter-over-quarter and was slightly higher compared to the same period the prior year, largely driven by additional production from Jualin

•
Approximately 23,000 tons of development ore and 3,000 tons of stope ore were mined from Jualin during the fourth quarter, yielding production (inclusive of pre-commercial) of nearly 10,500 ounces of gold at a grade of 0.40 ounces per ton, demonstrating the impact that high-grade mill feed can have on the overall production profile of Kensington

•	Full-year gold production of 113,778 ounces was relatively flat compared to 2017

Silvertip, British Columbia

	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Tons milled	86,127	38,802	28,080	14,450	4,795	—	—
Average silver grade (oz/t)	8.04	6.06	7.29	14.15	10.05	—	—
Average zinc grade (%)	6.9%	5.8%	8.0%	8.2%	6.60	—	—
Average lead grade (%)	5.0%	3.9%	4.6%	8.1%	7.3%	—%	—%
Average recovery rate – Ag	49.1%	60.5%	47.0%	42.3%	30.9%	—%	—%
Average recovery rate – Zn	56.7%	69.1%	49.1%	57.9%	18.7%	—%	—%
Average recovery rate – Pb	45.1%	54.7%	44.4%	40.5%	21.1%	—%	—%
Produced
Silver (000's ounces)	340	142	96	87	15	—	—
Zinc (000's lbs)	6,781	3,083	2,207	1,372	119	—	—
Lead (000's lbs)	3,913	1,658	1,159	949	147	—	—
Silver equivalent[1] (000's)	943	411	286	217	29	—	—
Silver equivalent[1] (average spot) (000's)	1,117	488	342	277	36	—	—
Sold
Silver (000's ounces)	268	127	131	10	—	—	—
Zinc (000's lbs)	4,793	2,552	1,772	469	—	—	—
Lead (000's lbs)	3,089	1,444	1,645	—	—	—	—
Silver equivalent[1] (000's)	710	352	320	38	—	—	—
Silver equivalent[1] (average spot) (000's)	837	418	371	52	—	—	—
Average realized price per silver ounce	$14.03	$13.79	$14.95	$13.01	—	—	—
Average realized price per zinc pound	$0.83	$0.75	$0.93	$1.08	—	—	—
Average realized price per lead pound	$0.81	$0.83	$0.99	$—	—	—	—

•	Silvertip achieved commercial production on September 1, 2018. The figures shown in the above table include pre-commercial production

•
On December 27, 2018, the Company announced an initial reserve, which was used to support a reserve-based mine plan and economic analysis, as well as an updated resource. The Company will file a technical report in accordance with National Instrument 43-101 by February 10, 2019

•
Production of silver, zinc and lead during the fourth quarter increased 48%, 41% and 42%, respectively, compared to the prior quarter. The increases were primarily driven by comparatively higher mill throughput rates compared to previous quarters

•
Although throughput has been lower than originally anticipated, the Company continues progressing towards its target of 1,100 tpd (1,000 metric tonnes per day ("mtpd")) by the end of the first quarter. Month-to-date in January, throughput rates have averaged 695 tpd (631 mtpd)

•
Recovery rates continued to improve throughout the fourth quarter, albeit remaining at lower than targeted levels. Recovery rates are expected to trend higher as mill consistency improves and the flotation circuit is optimized. Average metal grade is also expected to improve as depleted ore from historic stockpiles is now being replaced with newly-mined underground material

•
As operations continue to ramp up, the Company remains focused on improvements in four key areas: (i) mill projects targeting higher availability, (ii) maintenance procedures and systems, (iii) supply chain and procurement, and (iv) employee training and development

•	Construction on the 220-person camp facility was substantially completed by the end of the fourth quarter, with personnel expected to begin moving in during the first quarter of 2019

•
The Company remains on track to receive approval for the permit amendment application that will allow for a sustained mining and milling rate of 1,100 tpd (1,000 mtpd) on a year-round basis in early 2019

2018 Production Results
Coeur's 2018 production results, along with its most recent production guidance published October 31, 2018, are shown below.

2018 Production Results2

					Silver Equivalent[1]
	Silver	Gold	Zinc	Lead	60:1	Average Spot
	(K oz)	(oz)	(K lbs)	(K lbs)	(K oz)	(K oz)
Palmarejo	7,516	122,722	—	—	14,880	17,429
Rochester	5,038	54,388	—	—	8,301	9,431
Wharf	51	76,840	—	—	4,661	6,206
Kensington	—	113,778	—	—	6,827	9,190
Silvertip	340	—	6,781	3,913	943	1,117
Total	12,945	367,728	6,781	3,913	35,612	43,373

2018 Production Guidance3

Silver Equivalent[1]
	Silver	Gold	Zinc	Lead	60:1	Average Spot
	(K oz)	(oz)	(K lbs)	(K lbs)	(K oz)	(K oz)
Palmarejo	7,500 - 7,900	115,000 - 120,000	—	—	14,400 - 15,100	16,782 - 17,586
Rochester	4,800 - 5,200	48,000 - 52,000	—	—	7,680 - 8,320	8,674 - 9,397
Wharf	—	85,000 - 90,000	—	—	5,100 - 5,400	6,861 - 7,264
Kensington	—	115,000 - 120,000	—	—	6,900 - 7,200	9,282 - 9,686
Silvertip	700 - 1,200	—	13,000 - 23,000	11,000 - 18,000	2,030 - 3,480	2,515 - 4,316
Total	13,000 - 14,300	363,000 - 382,000	13,000 - 23,000	11,000 - 18,000	36,110 - 39,500	44,114 - 48,248

Financial Results and Conference Call
Coeur will report its fourth quarter and full-year 2018 financial results on February 20, 2019 after the New York Stock Exchange closes for trading. There will be a conference call on February 21, 2019 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Terry F. D. Smith, Senior Vice President of Operations, Hans Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through March 7, 2019.

Replay numbers:        (877) 344-7529 (U.S.)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 27 575

About Coeur
Coeur Mining, Inc. is a well-diversified, growing precious metals producer with five mines in North America. Coeur produces from its wholly-owned operations: the Palmarejo silver-gold complex in Mexico, the Silvertip silver-zinc-lead mine in British Columbia, the Rochester silver-gold mine in Nevada, the Wharf gold mine in South Dakota, and the Kensington gold mine in Alaska. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated recoveries, mining rates, throughput, development efforts, grades, operations at Rochester, improvements at Silvertip, and timing of obtaining permit amendment approval for Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold, silver, zinc, and lead and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, the loss or insolvency of any third-party smelter or refiner with whom Coeur does business, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Christopher Pascoe, Coeur's Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.

Notes

1.
Silver equivalence assumes silver-to-gold, -lead and -zinc ratios of 60:1, 0.05:1 and 0.06:1, respectively, except where noted as average spot prices. Please see the table below for average applicable spot prices and corresponding ratios.

2.	Fourth quarter and full-year 2018 production and sales figures include pre-commercial production from Kensington (Jualin) and Silvertip.

3.	Full-year 2018 production guidance includes pre-commercial production from Kensington (Jualin) and Silvertip.

Average Spot Prices

	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Average Silver Spot Price Per Ounce	$15.71	$14.54	$15.02	$16.53	$16.77	$17.05	$16.73
Average Gold Spot Price Per Ounce	$1,268	$1,226	$1,213	$1,306	$1,329	$1,257	$1,275
Average Silver to Gold Spot Equivalence	81:1	84:1	81:1	79:1	79:1	74:1	76:1
Average Zinc Spot Price Per Pound	$1.33	$1.19	$1.15	$1.41	$1.55	$1.31	$1.47
Average Silver to Zinc Spot Equivalence	0.08:1	0.08:1	0.08:1	0.09:1	0.09:1	0.08:1	0.09:1
Average Lead Spot Price Per Pound	$1.02	$0.89	$0.95	$1.08	$1.14	$1.05	$1.13
Average Silver to Lead Spot Equivalence	0.06:1	0.06:1	0.06:1	0.07:1	0.07:1	0.06:1	0.07:1

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com